UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): June 8, 2016

THERAVANCE BIOPHARMA, INC.

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands (State or Other Jurisdiction of Incorporation)	001-36033 (Commission File Number)	EIN 98-1226628 (I.R.S. Employer Identification Number)

PO Box 309

Ugland House, South Church Street

George Town, Grand Cayman, Cayman Islands KY1-1104
(650) 808-6000

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On June 8, 2016, Theravance Biopharma Ireland Limited, an Irish company limited by shares (“Theravance Biopharma”) and wholly-owned subsidiary of Theravance Biopharma, Inc. (the “Company”), entered into a License and Collaboration Agreement (the “Agreement”) with Millennium Pharmaceuticals, Inc., a Delaware corporation (“Millennium”), in order to establish a collaboration for the development and commercialization of TD-8954, a selective 5-HT4 receptor agonist.  To date, the Company has developed TD-8954 for potential use in the treatment of gastrointestinal motility disorders, including short-term intravenous use for enteral feeding intolerance (“EFI”) to achieve early nutritional adequacy in critically ill patients at high nutritional risk, an indication for which the compound received U.S. Food and Drug Administration (FDA) Fast Track Designation.  Millennium is an indirect wholly-owned subsidiary of Takeda Pharmaceutical Company Limited (TSE: 4502), a publicly-traded Japanese corporation listed on the Tokyo Stock Exchange (collectively with Millennium, “Takeda”).

Under the terms of the Agreement, Takeda will be responsible for worldwide development and commercialization of TD-8954.  Theravance Biopharma will receive an upfront cash payment of $15 million and will be eligible to receive success based development, regulatory and sales milestone payments by Takeda, with $110 million of such potential milestones associated with the clinical, regulatory and commercial launch milestones for intravenously dosed indications.  Theravance Biopharma will also be eligible to receive a tiered royalty on worldwide net sales by Takeda at percentage royalty rates ranging from low double-digits to mid-teens.  The closing of the transactions contemplated by the Agreement is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act (“HSR Act”).

The foregoing is a summary of the terms of the Agreement and is qualified in its entirety by reference to the Agreement, a copy of which will be filed as an exhibit to a future amendment of this Current Report on Form 8-K or as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2016.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERAVANCE BIOPHARMA, INC.

Date: June 14, 2016	/s/ Renee D. Gala
Renee D. Gala
Senior VP and Chief Financial Officer

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